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                                                                      EXHIBIT 21


                         SUBSIDIARIES OF THE COMPANY (1)


Name                                                          Jurisdiction of
Incorporation

Kulicke and Soffa AG                                          Switzerland

Kulicke & Soffa (Asia) Limited                                Hong Kong

Kulicke and Soffa (Japan) Ltd.                                Japan and Delaware

Kulicke and Soffa (Israel) Ltd.                               Israel

Kulicke and Soffa Investments, Inc.                           Delaware

Micro-Swiss Limited                                           Israel

K&S Interconnect, Inc.                                        Delaware

KSI Funding Corporation                                       Delaware

Kulicke and Soffa (Suzhou) Limited                            China

Kulicke & Soffa Singapore, Inc.                               Delaware

Kulicke and Soffa Pte , Limited                               Singapore

Kulicke & Soffa Export, Inc.                                  Barbados

AFWH Sub, Inc. (Formerly Circle "S" Industries, Inc.)         Alabama

American Fine Wire Corporation                                Alabama

American Fine Wire, Limited                                   Cayman Islands

Dr. Muller Feindraht AG                                       Switzerland

Semitec (2)                                                   California

Flip Chip Technologies, LLC (2)                               Delaware

(1) Certain subsidiaries are omitted; however, such subsidiaries, even if combined into one subsidiary, would not constitute a "significant subsidiary" within the meaning of Regulation S-X.

(2) The shares of Semitec and the Company's equity interest in Flip Chip Technologies, LLC and Advanced Polymer Solutions, LLC are held by Kulicke and Soffa Holdings, Inc., a Delaware corporation.